                                                                   Exhibit 99(a)


                               E'TOWN CORPORATION

                             1998 STOCK OPTION PLAN



                                    ARTICLE 1

                            Establishment and Purpose



         Section 1.1 Establishment. Effective as of May 21, 1998 (subject to approval by the Corporation's shareholders), E'town Corporation, a New Jersey corporation (the "Corporation"), hereby establishes a stock option plan for the benefit of certain employees as described herein which shall be known as the E'TOWN CORPORATION 1998 STOCK OPTION PLAN (the "Plan"). The Plan is intended to provide for the grant of stock options qualifying as incentive stock options satisfying the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, for the grant of stock options which do not qualify as incentive stock options, and for the grant of related Stock Appreciation Rights.


         Section 1.2 Purpose. The purpose of the Plan is to promote the interests of the Corporation by ensuring continuity of management and increased incentive on the part of officers and other key employees of the Corporation and its Subsidiaries responsible for major contributions to effective management, through facilitating their acquisition of equity interests in the Corporation on reasonable terms.


                                    ARTICLE 2

                                   Definitions

         For purposes of the Plan, the following terms shall have the meanings provided herein:


         Section 2.1 "Board" means the board of directors of the Corporation.


         Section 2.2 "Code" means the Internal Revenue Code of 1986, as amended.


         Section 2.3 "Committee" means the committee provided in Section 3.1.


         Section 2.4 "Disability" means disability as defined in Section 22(e)(3) of the Code.


         Section 2.5 "Incentive Option" means an option granted under the Plan to purchase Shares and which is intended to qualify as an incentive stock option under Section 422 of the Code.


         Section 2.6 "Nonemployee Director" means a director of the Corporation who is a "nonemployee director" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.


         Section 2.7 "Nonqualified Option" means an option granted under the Plan to purchase Shares and which is not intended to qualify as an Incentive Option.


         Section 2.8 "Option" means an Incentive Option or a Nonqualified
Option.

         Section 2.9 "Outside Director" means a director of the Corporation who is an "outside director" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.


         Section 2.10 "Shares" means shares of the Corporation's common stock, no par value.


         Section 2.11 "Stock Appreciation Rights" means the right to receive cash or stock as set forth in Article 7.


         Section 2.12 "Subsidiary" means any corporation which qualifies as a "subsidiary corporation" of the Corporation under Section 424(f) of the Code or, if applicable, as a "parent corporation" of the Corporation under Section 424(e) of the Code.




                                    ARTICLE 3

                                 Administration


         Section 3.1 Administration. The Plan shall be administered by the Executive Compensation and Stock Options Committee appointed by and responsible to the Board. The Committee shall consist of at least two Nonemployee Directors and to the extent necessary for any Option or Stock Appreciation Right to qualify as performance based compensation under Section 162(m) of the Code to so qualify, each member of the Committee shall be an Outside Director.


         Section 3.2 Powers of the Committee. The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include exclusive authority (within the limitations described herein) to select the employees to be granted Options and related Stock Appreciation Rights, if any, to determine the number of Shares subject to, and the terms of, the Options and related Stock Appreciation Rights to be granted to each employee selected, to determine the time when Options and related Stock Appreciation Rights, if any, will be granted, the period during which Options and related Stock Appreciation Rights will be exercisable, and to prescribe the form of the instruments, if any, embodying Options and related Stock Appreciation Rights. The Committee shall be authorized to interpret the Plan and the Options and related Stock Appreciation Rights granted under the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations which it believes necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Option or Stock Appreciation Right in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee in the administration of the Plan, as described herein, shall be final and conclusive. The Committee may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their number or any officer of the Corporation to execute and deliver documents on behalf of the Committee.


                                    ARTICLE 4

                          Eligibility and Participation

         Options and Stock Appreciation Rights may be granted only to officers and other key employees of the Corporation and its Subsidiaries. Any officer or key employee of the Corporation or of a Subsidiary shall be eligible to receive one or more Options and Stock Appreciation Rights; provided, however, that no Incentive Option shall be granted to any person who at the time of grant owns stock (including stock the ownership of which is attributed to such person pursuant to Section 424(d) of the Code) possessing more than 10 percent of the total voting power of all classes of stock of the Corporation or a Subsidiary; and provided, further, that no officer or key employee of the Corporation or a Subsidiary may be granted Options and Stock

Appreciation Rights in respect of more than 50,000 shares during each calendar year.


                                    ARTICLE 5

                             Shares Subject to Plan


         Section 5.1 Amount of Stock. There may be issued under the Plan an aggregate of not more than 500,000 Shares, subject to adjustment as provided in
Section 5.2. Shares issued pursuant to the Plan may be unissued Shares or reacquired Shares, as the Board may from time to time determine. In the event that Options shall terminate or expire without being exercised in whole or in part, new Options may be granted covering the Shares not purchased under such lapsed Options.


         Section 5.2 Dilution and Other Adjustments. In the event of any change in the outstanding Shares by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other similar event, if the Committee shall determine, in its sole discretion, that such change equitably requires an adjustment in the number or kind of shares that may be issued under the Plan, in the number or kind of shares which are subject to outstanding Options, or in the purchase price per share relating thereto, such adjustment shall be made by the Committee and shall be conclusive and binding for all purposes of the Plan.


                                    ARTICLE 6

                         Terms and Conditions of Options


         Section 6.1 Terms and Options. An Option granted under the Plan shall be in such form as the Committee may from time to time approve. Each Option shall be subject to the terms and conditions provided in this Article 6 and shall contain such additional terms and conditions as the Committee may deem desirable, but in no event shall such terms and conditions be inconsistent with the Plan and, in the case of Incentive Options, with the provisions of the Code (and regulations promulgated thereunder) applicable to "incentive stock options" as described in Section 422 of the Code.


         Section 6.2 Option Price. The purchase price per Share under an Option will be determined by the Committee but may be not less than the fair market value of a Share at the date the Option is granted.


         Section 6.3 Option Period. The period during which an Option may be exercised shall be fixed by the Committee. No Incentive Option shall be exercisable after the expiration of ten years from the date such Incentive Option is granted and no Nonqualified Option shall be exercisable after the expiration of ten years and one day from the date such Nonqualified Option is granted.


         Section 6.4 Consideration. As consideration for the grant of an Option, the optionee shall agree to remain continuously in the employ of the Corporation or a Subsidiary for at least one year from the date the Option is granted, and no Option and related Stock Appreciation Right shall be exercisable until after the expiration of such one-year period.


         Section 6.5 Exercise of Option. (a) Except as provided in Sections 6.7,
6.8 and 6.9, the holder of an Option must be in the employ of the Corporation or a Subsidiary at the time the Option is exercised. An optionee shall be deemed to be in the employ of the Corporation or a Subsidiary during any period of military, sick leave or other leave of absence meeting the requirements of
Section 1.421-7(h)(2) of the Federal Income Tax Regulations, or similar or successor section.


         (b) An Option and related Stock Appreciation Right may be exercised in whole or in part from time to time during the option period (or, if determined by the Committee, in specified installments during the option period) by giving written notice of exercise to the Secretary or Treasurer of the Corporation specifying the number of Shares to be purchased. Notice of exercise of an Option must be accompanied by payment in full of the purchase price either by cash or check or in Shares owned by the optionee having a fair market value at the date of exercise (as determined by the Committee) equal to such purchase price, or in a combination of the foregoing. No Shares shall be issued in connection with the exercise of an Option until full payment therefor has been made. An optionee shall have the rights of a shareholder only with respect to Shares for which certificates have been issued to such person.


         Section 6.6 Nontransferability of Options. No Option granted under the Plan shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution or (except with respect to Incentive Options) pursuant to a qualified domestic relations order as defined by Section 414(p) of the Code or Section 206(d) of the Employee Retirement Income Security Act of 1974, as amended, and such Option shall be exercisable, during such person's lifetime, only by such person. Notwithstanding the foregoing, in the case of a Nonqualified Option, the Committee may, in its sole discretion, provide in the option agreement that all or any part of such Nonqualified Option may, subject to the prior written consent of the Committee, be transferred to one or more member of the following class of donees: a family member, a trust for the benefit of a family member, a limited partnership whose partners are solely family members or any other legal entity set up for the benefit of family members.


         Section 6.7 Retirement and Termination of Employment. (a) If an optionee retires pursuant to a tax-qualified retirement plan of the Corporation or a Subsidiary, the Incentive Options granted to such person shall be exercisable by such person to the extent provided in the Option Agreement during the three-month period immediately following such person's retirement and Nonqualified Options granted to such person shall be exercisable by such person to the extent provided in the Option Agreement during the twelve-month period immediately following such person's retirement.


         (b) If an optionee's employment with the Corporation or a Subsidiary terminates for any reason other than death, Disability or retirement, the Option granted to such person shall be exercisable by such person to the extent provided in the Option Agreement during the one-month period immediately following the date of termination of such person's employment.


         Section 6.8 Death of an Optionee. In the event of the death of an optionee while in the employ of the Corporation or a Subsidiary, the Option granted to such person shall be exercisable by the executors, administrators, legatees or distributees of such person's estate, as the case may be. In such case, the Option shall be exercisable to the extent provided in the option agreement, but in no event shall such agreement provide that the number of Shares remaining subject to the Option be less than the number of Shares purchasable by the employee on the date of such person's death nor more than the total number of Shares remaining under the Option. The period during which such Option may be exercised shall end on the earlier of the date one year from the optionee's death or expiration of the option period provided in the Option pursuant to Section 6.3. In the event an Option is exercised by the executors, administrators, legatees or distributees of the estate of a deceased optionee, the Corporation shall be under no obligation to issue Shares thereunder unless and until the Corporation is satisfied that the person or persons exercising the Option are the duly appointed legal representatives of the deceased optionee's estate or the proper legatees or distributees thereof.


         Section 6.9 Disability of an Optionee. In the event of the termination of the employment of an optionee due to Disability, the Options granted to such person shall be exercisable by such person to the extent provided in the Option Agreement during the twelve-month period immediately following such termination of such person's employment.


         Section 6.10 Annual Limitation. The aggregate fair market value of the Shares determined on the date of grant, with respect to which Incentive Options granted under the Plan and any other plan of the Corporation or its Subsidiary which are exercisable for the first time by any optionee during any calendar year shall not exceed $100,000.

                                    ARTICLE 7

                            Stock Appreciation Rights

         The Committee may also grant Stock Appreciation Rights to optionees granted related Options under the Plan. A Stock Appreciation Right may be exercised only at a time when the fair market value of a Share exceeds the option price for a Share, the Option is otherwise exercisable, and at the time of such exercise the optionee surrenders the privilege of exercising the related Option to the extent that the optionee exercises the Stock Appreciation Right. Upon exercise of a Stock Appreciation Right in accordance with Section 6.5(b) and surrender of the related Option (or any portion of such Option), the optionee shall be entitled to receive an amount equal to the excess of the fair market value of one Share at the time of such surrender over the option price per Share specified in such Option times the number of such Shares called for by the Option, or portion thereof, which is so surrendered. Such payment shall be made as determined by the Committee, in its sole discretion, either in (i) cash or (ii) Shares valued at fair market value as of the date of exercise or (iii) partly in cash and partly in Shares.


                                    ARTICLE 8

                            Miscellaneous Provisions


         Section 8.1 Withholding Obligations. As a condition to the delivery of any Shares or cash pursuant to the exercise of an Option or Stock Appreciation Right, the Committee may require that the optionee, at the time of such exercise, pay to the Corporation an amount sufficient to satisfy any applicable tax withholding obligations.


         Section 8.2 No Implied Rights. No employee or other person shall have any claim or right to be granted an Option or Stock Appreciation Right under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Corporation or any Subsidiary or affect any right of the Corporation or any Subsidiary to terminate any employee's employment.


         Section 8.3 Securities Law Compliance. No Shares shall be issued hereunder unless counsel for the Corporation shall be satisfied that such issuance will be in compliance with applicable federal and state securities laws.


         Section 8.4 Ratification of Actions. By accepting any Option or Stock Appreciation Right or other benefit under the Plan, each employee and each person claiming under or through such person shall be conclusively deemed to have indicated such person's acceptance and ratification of, and consent to, any action taken under the Plan by the Corporation, the Board or the Committee.


                                    ARTICLE 9

                          Amendments or Discontinuance

         The Plan may be amended at any time and from time to time by the Board and without the approval of shareholders of the Corporation, except that no amendment which increases the aggregate number of Shares which may be issued pursuant to the Plan shall be effective unless and until the same is approved by the shareholders of the Corporation. No amendment of the Plan shall adversely affect any right of any optionee with respect to any Option or Stock Appreciation Right theretofore granted without such optionee's written consent.

                                   ARTICLE 10

                                   Termination

         The Plan shall terminate upon the earlier of the following dates or events to occur:


         (a) upon the adoption of a resolution of the Board terminating the Plan; or


         (b) May 20, 2008.

         No termination of the Plan shall alter or impair any of the rights or obligations of any person, without such person's consent, under any Option or Stock Appreciation Right theretofore granted under the Plan.


                                   ARTICLE 11

                              Dissolution or Merger

         Upon a dissolution or liquidation of the Corporation or a merger or consolidation in which the Corporation is not to be the surviving corporation, every Option and Stock Appreciation Right outstanding hereunder shall terminate, except that in such event the Board may, in its absolute discretion, permit each optionee to exercise such person's Options or Stock Appreciation Rights, in whole or in part, prior to or simultaneously with such event except that no Option and related Stock Appreciation Right shall be exercisable within six months of the date of grant of such Option and related Stock Appreciation Right, or in the case of such a merger or consolidation the surviving corporation may, in its absolute discretion, substitute new options and stock appreciation rights for the outstanding Options and Stock Appreciation Rights hereunder. Notwithstanding anything to the contrary in the Plan, neither the Board nor the Committee shall have any authority to take any action under the Plan where such action would affect the Corporation's ability to account for any business combination as a "pooling of interests."


                                   ARTICLE 12

                        Shareholder Approval and Adoption

         The Plan shall be submitted to the shareholders of the Corporation for their approval and adoption and Options and Stock Appreciation Rights hereunder may be granted prior to such approval and adoption contingent upon such approval and adoption. The shareholders of the Corporation shall be deemed to have approved and adopted the Plan only if it is approved and adopted at a meeting of the shareholders duly held by vote taken in the manner required by the laws of the State of New Jersey.